AMENDMENT AGREEMENT

AMENDMENT AGREEMENT ("AMENDMENT") dated as of December 31, 2010 to the
Committed Facility Agreement, including Appendix B thereto, dated February 2, 2010 between BNP Paribas Prime Brokerage, Inc. ("BNPP PB, INC.") and First Trust Specialty Finance and Financial Opportunities Fund ("CUSTOMER").

WHEREAS, BNPP PB, Inc. and Customer previously entered into a Committed Facility Agreement, including Appendix B thereto, dated as of February 2, 2010 (the "AGREEMENT");

WHEREAS, the parties hereto desire to increase the Maximum Commitment Financing (as defined in the Agreement);

WHEREAS, the parties hereto desire to remove the renewal fee specified in the Agreement.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.    AMENDMENT TO "MAXIMUM COMMITMENT FINANCING" DEFINITION

      Section 1(j) of the Agreement is hereby amended by

      (a)   replacing "$18,000,000 USD" with "$25,000,000 USD" and

      (b)   replacing the period at the end of the section with the following:

            "and (ii) Customer may, upon written request and subject to BNPP PB, Inc's approval in its sole discretion, increase the Maximum Commitment Financing up to $38,000,000 USD.


2.    AMENDMENT TO RENEWAL FEE AS SET FORTH IN APPENDIX B TO THE AGREEMENT

      The paragraph set forth under "Renewal Fee" in Appendix B of the Agreement is hereby deleted in its entirety and replaced with the following:

      "There is no renewal fee due hereunder."


3.    REPRESENTATIONS

      Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.    MISCELLANEOUS

      (a) DEFINITIONS. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

      (b) ENTIRE AGREEMENT. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

      (c) COUNTERPARTS. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

      (d) HEADINGS. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

      (e) GOVERNING LAW. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).


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IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.



BNP PARIBAS PRIME BROKERAGE, INC.

/s/ Lionel Crassier
---------------------------------------
Name: Lionel Crassier

Title: Managing Director



FIRST TRUST SPECIALTY FINANCE AND FINANCIAL OPPORTUNITIES FUND

/s/ James A. Bowen
---------------------------------------
Name: James A. Bowen

Title: President